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                                                                   Exhibit 99.6

                                                        AS EXECUTED - CONFORMED
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                             DISTRIBUTION AGREEMENT


                            Dated as of July 1, 1998

                                     between

                          ASTRA MERCK ENTERPRISES INC.

                                       and

                           ASTRA PHARMACEUTICALS, L.P.










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                                TABLE OF CONTENTS

                                                                            Page

A.     DEFINITIONS........................................................     2

B.     DISTRIBUTORSHIP....................................................     8

       1.    Appointment of the Partnership as Distributor................     8

       2.    Fee..........................................................    10

B-1.   OPERATIONAL MATTERS................................................    10

C.     OPTION WITH RESPECT TO COMPOUNDS...................................    14

D.     REVERSION AND TERMINATION OF RIGHTS WITH RESPECT TO
       DISTRIBUTION COMPOUNDS.............................................    15

E.     INDS AND NDAS......................................................    20

F.     REAPPOINTMENT OF PARTNERSHIP AS DISTRIBUTOR........................    21

G.     DEVELOPMENT COSTS..................................................    22

H.     TRADEMARKS.........................................................    23

I.     INFRINGEMENT.......................................................    23

J.     COMPLIANCE CERTIFICATE; AUDIT RIGHTS...............................    23

K.     SUBDISTRIBUTION AND ASSIGNMENT.....................................    25

L.     [OMITTED]..........................................................    26

M.     TERM AND TERMINATION...............................................    26

N.     CONFIDENTIALITY AND PERMITTED DISCLOSURE EXCEPTIONS................    26

O.     INDEMNIFICATION; DISCLAIMER; LIMITATION ON DAMAGES.................    26

P.     [OMITTED]..........................................................    29

Q.     ARBITRATION........................................................    29

R.     MISCELLANEOUS......................................................    30
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                             DISTRIBUTION AGREEMENT


         This DISTRIBUTION AGREEMENT ("Agreement") is made as of July 1, 1998 by and between ASTRA MERCK ENTERPRISES INC., a corporation organized and existing under the laws of the State of Delaware ("KBI-E"), and ASTRA PHARMACEUTICALS, L.P., a limited partnership organized and existing under the laws of the State of Delaware (the "Partnership").

                                    RECITALS

         WHEREAS, Astra AB, a company limited by shares organized and existing under the laws of Sweden ("KB" or the "Licensor"), and Astra Merck Inc., a corporation organized and existing under the laws of the State of Delaware ("KBI"), have entered into that certain Amended and Restated License and Option Agreement made as of July 12, 1982, and amended and restated as of the date hereof, as such agreement is amended, modified, supplemented or restated from time to time (the "Amended and Restated KBI License"), pursuant to which KB has licensed to KBI the right under certain Licensed Patents, Trademarks and Technical Information to make, have made, use and sell certain Licensed Compounds in the Territory and has granted to KBI options to obtain licenses with respect to certain Compounds;

         WHEREAS, pursuant to the Trademark Rights Contribution Agreement (as defined in the Master Restructuring Agreement) and the Selected Compounds Contribution Agreement (as defined in the Master Restructuring Agreement), respectively, KBI has assigned to KBI Sub all of its rights with respect to Trademarks (as defined in the Amended and Restated KBI License) and all of its rights with respect to the Selected Compounds (as defined in the Selected Compounds Contribution Agreement) and to the Selected Uses (as defined in the Selected Compounds Contribution Agreement) for Licensed Compounds other than, in the case of Selected Uses, the right to exercise options with respect to Compounds and other than certain rights with respect to omeprazole and Felodipine, and KBI Sub has assigned such rights to the Partnership;

         WHEREAS, pursuant to that certain Assignment and Assumption of Amended and Restated License and Option Agreement (the "KBI-E Assignment") dated as of the date hereof by and between KBI-E and KBI, KBI has assigned to KBI-E all of KBI's rights and obligations under the Amended and Restated KBI License other than rights with respect to Trademarks, Selected Compounds and the Selected Uses for Licensed Compounds;

         WHEREAS, pursuant to the KBI-E Asset Contribution Agreement (as defined in the Master Restructuring Agreement), KBI-E has assigned to KBI Sub and KBI Sub has assigned to the Partnership all of its rights with respect to the Omeprazole-for-Horses License (as such term is defined in the KBI-E Asset Contribution Agreement);

         WHEREAS, KBI has assigned to KBI-E all of KBI's rights to and under the License Agreement dated as of November 1, 1994 among TR and KBI (the "Lexxel License");



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         WHEREAS, KBI and KBI-E have previously granted to The Procter & Gamble
Co. certain rights with respect to omeprazole for sale in the OTC market pursuant to the P&G Agreements and have transferred and assigned to the Partnership their respective rights and obligations under such agreements;

         WHEREAS, KBI-E and the Partnership desire that the Partnership be appointed as the sole and exclusive distributor of the Distribution Products in the Territory (as such terms are defined below), other than Non-Exclusive Second Look Products (as defined below), as to which the Partnership's rights shall be non-exclusive, pursuant and subject to the terms of this Agreement; and

         WHEREAS, the parties desire to arrange for the supply of Distribution Products (as such term is defined below) to the Partnership, and KBI-E has designated KBI as the exclusive supplier of Distribution Products to the Partnership in order to satisfy KBI-E's obligation set forth in this Agreement to supply or cause to be supplied Distribution Products to the Partnership;

         NOW, THEREFORE, in consideration of the premises and the covenants and conditions herein contained, the parties hereby agree as follows:


A.       DEFINITIONS

         Without limiting any other terms defined herein, as used in this Agreement the following terms shall have the following respective meanings:

         "Active Development Program" shall mean, with respect to any Compound,
(i) the use of reasonable efforts in the investigation, evaluation or development of such Compound for purposes of obtaining Marketing Approval in the Territory, (ii) the expenditure of $3 million or more (determined on the basis of expense accruals in accordance with GAAP) in each full Fiscal Year after Phase III Clinical Evaluation has begun on Phase III Clinical Evaluation for such Compound or (iii) the expenditure of $1 million or more (determined on the basis of expense accruals in accordance with GAAP) in each full Fiscal Year on Phase I safety studies or Phase II Clinical Evaluation for such Compound (including any Phase I safety studies or Phase II Clinical Evaluation performed if, having commenced Phase III Clinical Evaluation, additional testing and studies under Phase I or Phase II Clinical Evaluation are required or deemed necessary or appropriate); provided, however, that the foregoing amounts are subject to adjustment for inflation in the manner provided in Section 3.8 of the Master Restructuring Agreement and shall include all amounts expended (internally or externally) by such party and its Affiliates worldwide with respect to such Compound (including, without limitation, expenditures in respect of Combinations containing such Compound), as long as such development program is directed at least in part toward obtaining Marketing Approval in the Territory; provided, further, that compliance with any applicable FDA regulatory waiting period, filing or other regulatory requirements shall constitute conducting an Active Development Program; and provided, further, that the amounts set forth in clauses (ii) and (iii) above shall be pro rated for partial years.


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         "Actively Marketing" shall mean with respect to any Compound the use by the Partnership of reasonable efforts in the Territory with respect to promotion, marketing and sale of products containing such Compound after the launch thereof and during the period of Market Exclusivity; provided, however, that (i) reasonable efforts with respect to any Compound in a Therapeutic Category shall be satisfied if such efforts are used with respect to the totality of Covered Compounds (taken as a whole) in such Therapeutic Category and (ii) if the efforts employed by the Partnership for the totality of the Covered Compounds (taken as a whole) in a specific Therapeutic Category are reasonable in the aggregate, the requirement of reasonable efforts for each Distribution Compound in such Therapeutic Category will be deemed satisfied; and provided, further, that:

                  (i) the Partnership shall not be deemed to have failed to Actively Market any Compound unless it has used efforts and applied resources with respect to the promotion, marketing and sale of products containing such Compound (and products containing any Competing Compound) that taken as a whole, under the circumstances, are materially less than the efforts and resources that would reasonably be expected to be applied consistent with generally prevailing standards and practices in the pharmaceutical industry in the Territory, taking into account competition, the properties of the Compound, the approved claim structure for the Compound, the sales and profit potential of products containing such Compound (and Competing Compounds), and the nature and extent of market exclusivity;

                  (ii) the Partnership shall not be deemed to have failed to Actively Market any Compound:

                  (A) with respect to the first thirty-six months following the First Commercial Sale thereof if, on a cumulative basis during such thirty-six month period, the Partnership's expenditures for the marketing and promotion of products containing such Compound (including any costs incurred in preparation for launch and determined on the basis of expense accruals in accordance with GAAP), exceed the sum of (1) 50% of the Partnership's Net Sales of such products during the first 12-month period following such First Commercial Sale or $10 million, whichever is greater, (2) 40% of the Partnership's Net Sales of such products during the second 12-month period following such First Commercial Sale and (3) 30% of the Partnership's Net Sales of such products during the third 12-month period following such First Commercial Sale; and

                  (B) with respect to any 12-month period beginning on an anniversary of the date of such First Commercial Sale, commencing with the third such anniversary, if the Partnership's expenditures for the marketing and promotion of products containing such Compound (determined on the basis of expense accruals in accordance with GAAP), with respect to such 12-month period exceed (1) 20% of the Partnership's Net Sales of such products, in the case of the fourth 12-month period following such First Commercial Sale, (2) 10% of the Partnership's Net


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                  Sales of such products, in the case of the fifth 12-month
                  period following such First Commercial Sale or (3) 5% of the Partnership's Net Sales of such products, in the case of any such 12-month period thereafter; and

                  (iii) the Partnership shall not be deemed to have failed to Actively Market any Distribution Product containing such Distribution Compound if the Partnership (and its Affiliates) have discontinued marketing Distribution Products containing such Distribution Compound or a product containing a Competing Compound on a global basis due to reasons of safety or efficacy so long as the Partnership continues to conduct an Active Development Program with respect to such Distribution Compound or a Competing Compound.

         "Adverse Drug Experience" shall mean "adverse drug experience" as used in applicable regulations promulgated from time to time by the FDA.

         "Agreement" shall have the meaning set forth in the Preamble.

         "Amended and Restated KBI License" shall have the meaning set forth in the Recitals.

         "Annual Certificate" shall have the meaning set forth in Section J.1.

         "Claims" shall have the meaning set forth in Section O.1.

         "Clinical Quantities" shall have the meaning set forth in the Manufacturing Agreement.

         "Combination" shall have the meaning set forth in the Amended and Restated KBI License.

         "Competing Compound", with respect to any Distribution Compound, shall mean any Covered Compound having an approved indication within the same Therapeutic Category as such Distribution Compound.

         "Competing Product" shall mean a product containing a Competing
Compound.

         "Compound" shall have the meaning set forth in the Amended and Restated KBI License.

         "De Minimis Infringement" shall have the meaning set forth in the Amended and Restated KBI License.

         "Development Non-Performance Notice" shall have the meaning set forth in Section D.2(a).

         "Discontinuation Notice" shall have the meaning set forth in Section D.1(a) hereof.

         "Distribution Compound" shall mean (i) each and every Compound that is a Licensed Compound as of the date of this Agreement, (ii) each other Licensed Compound with respect to


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which the Partnership exercises its right under Section C or Section F hereof to become KBI-E's exclusive distributor and (iii) the Combination of enalapril and felodipine, but shall not include (w) the Selected Compounds and the Selected Uses of Licensed Compounds, (x) Compounds as to which the Partnership has delivered a Rejection Notice, (y) other Compounds as to which the Partnership's rights as distributor hereunder have terminated pursuant to Section D hereof and as to which the Partnership has not been reappointed pursuant to Section F hereof or (z) enalapril as a monotherapy.

         "Distribution Product" shall mean any pharmaceutical product that contains any Distribution Compound, but shall not include any product to the extent such product is sold exclusively for a Selected Use.

         "Distribution Rights Option" shall have the meaning set forth in Section C.1(a) hereof.

         "Events of Force Majeure" shall have the meaning set forth in Section R.7.

         "Exclusive Second Look Product" shall have the meaning set forth in the Manufacturing Agreement.

         "Exempted Combination" shall mean any Combination that is not a Licensed Compound.

         "Fee" shall have the meaning set forth in Section B.2 hereof.

         "First Commercial Sale" shall have the meaning set forth in the Amended and Restated KBI License.

         "Fiscal Year" shall have the meaning set forth in the Partnership Agreement.

         "Full Costs" shall have the meaning set forth in the Amended and Restated KBI License.

         "Group C Compounds" shall have the meaning set forth in the Amended and Restated KBI License.

         "IND" shall have the meaning set forth in the Amended and Restated KBI License.

         "Information Package" shall have the meaning set forth in the Amended and Restated KBI License.

         "Intermediate Form" shall have the meaning set forth in the KBI Supply Agreement.

         "KB" shall have the meaning set forth in the Recitals.

         "KBI" shall have the meaning set forth in the Recitals.

         "KBI Asset Contribution Agreement" shall have the meaning set forth in the Master Restructuring Agreement.


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         "KBI Sublicense" shall mean that certain KBI Limited Sublicense
Agreement dated as of the date hereof between KBI-E and KBI, as such agreement is amended, modified, supplemented or restated from time to time.

         "KBI Supply Agreement" shall mean that certain KBI Supply Agreement dated as of the date hereof, between KBI and the Partnership, as such agreement is amended, modified, supplemented or restated from time to time.

         "KBI-E" shall have the meaning set forth in the Preamble.

         "KBI-E Asset Contribution Agreement" shall have the meaning set forth in the Master Restructuring Agreement.

         "KBI-E Asset Option Agreement" shall have the meaning set forth in the Master Restructuring Agreement.

         "KBI-E Asset Purchase" shall have the meaning set forth in the Master Restructuring Agreement.

         "KBI-E Assignment" shall have the meaning set forth in the Recitals.

         "KBI-E Indemnitee" shall have the meaning set forth in Section O.2.

         "Licensed Compound" shall have the meaning set forth in the Amended and Restated KBI License.

         "Licensed Patents" shall have the meaning set forth in the Amended and Restated KBI License, except that as used herein "Licensed Patents" shall not include any Licensed Patent that does not relate to the Distribution Compounds.

         "Losses" shall have the meaning set forth in Section O.1.

         "Manufacturing Agreement" shall have the meaning set forth in the Master Restructuring Agreement.

         "Market Exclusivity" shall have the meaning set forth in the Master Restructuring Agreement.

         "Marketing Approval" shall mean with respect to a Distribution Compound or Distribution Product the approval by the FDA of an NDA with respect to such Distribution Compound or Distribution Product and any other regulatory or other governmental approvals, clearances, registrations and permits required for the commercial marketing and sale of such Distribution Compound or Distribution Product in the Territory.

         "Marketing Non-Performance Notice" shall have the meaning set forth in Section D.2(b).


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         "Master Restructuring Agreement" shall mean the Master Restructuring
Agreement dated as of June 19, 1998, among KB, TR, KBI, KBI-E, the Partnership and certain related parties, as such agreement is amended, modified, supplemented or restated from time to time.

         "NDA" shall have the meaning set forth in the Amended and Restated KBI License.

         "Net Sales" shall have the meaning set forth in the Master Restructuring Agreement.

         "Non-Affiliate" shall have the meaning set forth in the Amended and Restated KBI License.

         "Non-Exclusive Second Look Product" shall have the meaning set forth in the Manufacturing Agreement.

         "Non-Performance Notice" shall have the meaning set forth in Section
D.2 hereof.

         "Option Exercise Period" shall have the meaning set forth in Section
C.1 hereof.

         "Option Notice" shall have the meaning set forth in the Amended and Restated KBI License.

         "Partnership" shall have the meaning set forth in the Preamble.

         "Partnership Agreement" shall have the meaning set forth in the Master Restructuring Agreement.

         "Partnership Indemnitee" shall have the meaning set forth in Section
O.1.

         "P&G Agreements" shall have the meaning set forth in the KBI Asset Contribution Agreement.

         "Rejection Notice" shall have the meaning set forth in Section C.1 hereof.

         "Selected Compounds" shall have the meaning set forth in the Selected Compounds Contribution Agreement.

         "Selected Compounds Contribution Agreement" shall have the meaning set forth in the Master Restructuring Agreement.

         "sNDA" shall mean a supplemental New Drug Application made in accordance with applicable regulations and requirements of the FDA as from time to time in effect.

         "Subsidiary" shall have the meaning set forth in the Partnership Agreement.

         "Technical Information" shall have the meaning set forth in the Amended and Restated KBI License.


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         "Territory" shall have the meaning set forth in the Amended and
Restated KBI License.

         "Therapeutic Category" shall mean each category of disease or disorder listed on Exhibit D to the Amended and Restated KBI License. A Compound shall be deemed to be in one or more Therapeutic Categories based on its approved indications.

         "Trademarks" shall have the meaning set forth in the Amended and Restated KBI License.

         "Transfer" shall have the meaning set forth in the Master Restructuring Agreement.

         "Trigger Event" shall have the meaning set forth in the Master Restructuring Agreement.

         Capitalized terms used but not defined in this Agreement shall have the definitions set forth in the Amended and Restated KBI License.


B.       DISTRIBUTORSHIP

         Notwithstanding any other provision of this Agreement, this Agreement and the rights of the Partnership hereunder are subordinate to, subject to and limited by (i) the rights (and the limitations thereon) of KBI-E (as assignee of KBI) as Licensee under the Amended and Restated KBI License, and the Lexxel License, (ii) any Required Sublicense (as defined in the Amended and Restated KBI License) and (iii) the rights previously granted by KBI and KBI-E pursuant to the P&G Agreements.


         1.       Appointment of the Partnership as Distributor

                  (a) Appointment. Subject to the provisions of Sections C, D and E hereof, KBI-E hereby appoints the Partnership as KBI-E's sole and exclusive distributor of Distribution Products in the Territory with the sole and exclusive right to promote, distribute, market and sell Distribution Products in the Territory during the term of this Agreement, and all the rights granted to KBI-E under the Amended and Restated KBI License with respect to development of Distribution Compounds (other than Selected Uses thereof), and the right to obtain clinical supplies therefor, subject to the rights of KBI-E pursuant to Sections D and E; provided, however, that the foregoing shall not be construed to prohibit the supply of Distribution Products and Distribution Compounds to the Partnership pursuant to Section B-1.1(e) hereof and pursuant to the KBI Supply Agreement or the supply of Distribution Products (and Intermediate Forms thereof) and Distribution Compounds to KBI and other Producers pursuant to the Manufacturing Agreement. Subject to Sections C, D and F hereof, such appointment shall be effective on the date hereof with respect to each Compound that is a Licensed Compound under the Amended and Restated KBI License on the date hereof and, with respect to each Compound that thereafter becomes a Distribution Compound, on the date that such Compound becomes a Licensed Compound or, in the case of Section F hereof, on the date that the Partnership notifies KBI-E that it desires to acquire or reacquire distribution rights hereunder and makes any payment required under such section. The Partnership hereby accepts such appointment as distributor.


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                  (b) No Implied Rights. The Partnership acknowledges that
except as expressly provided herein, the Partnership shall not have or acquire by virtue of this Agreement any right, title, interest or license in, to or under the Licensed Patents or Technical Information or any other intellectual property rights in the Distribution Compounds, and in no event shall this Agreement be deemed to be a license or sublicense of any rights under the Amended and Restated KBI License with respect to any Licensed Patents or Technical Information or any other intellectual property rights in the Distribution Compounds.

                  (c) Relationship of the Parties. Nothing in this Agreement shall be deemed to create a partnership, joint venture or relationship of principal and agent between the parties hereto. Nothing in this Agreement shall be deemed to authorize either party hereto to make any representations or warranties on behalf of or otherwise to act for, represent or bind the other party hereto or any of its respective Affiliates in any manner whatsoever.

                  (d) Marketing Obligation. Subject to the obligations of KBI as provided in the KBI Supply Agreement and of the Producers as provided in the Manufacturing Agreement, during the period of Market Exclusivity with respect to a Distribution Compound, the Partnership shall use reasonable efforts to begin and to continue the marketing, distribution and sale of each such Distribution Compound in the Territory as promptly as practicable after the FDA has approved an NDA for such Distribution Compound. Following a Trigger Event, (i) reasonable efforts shall be determined by taking into account competition, the properties of the Distribution Compound, the approved claim structure for the Compound, the sales and profit potential of products containing such Distribution Compound (and Competing Compounds) and the nature and extent of market exclusivity and
(ii) the amounts of marketing and promotional expenditures with respect to such Distribution Compound (and Competing Compounds) prior to the Trigger Event and other relevant factors also may be considered. The Partnership shall not, however, be required to market a Distribution Product if such Product is discontinued for reasons of safety or efficacy. For purposes of this Section B(1)(d), (i) a Compound shall be deemed to be in one or more Therapeutic Categories based on its approved indications, and (ii) subject to Section R.8, reasonable efforts with respect to any Distribution Compound in a Therapeutic Category shall be satisfied if such efforts are used with respect to the totality of Covered Compounds (taken as a whole) in such Therapeutic Category. If the efforts employed by the Partnership for the totality of the Covered Compounds (taken as a whole) in a specific Therapeutic Category are reasonable in the aggregate, the requirement of reasonable efforts for each Distribution Compound in such Therapeutic Category will be deemed satisfied. The parties acknowledge and agree that neither the definition of "Actively Marketing" nor the satisfaction of the tests set forth therein (including, without limitation, clause (ii) thereof) shall have any import or effect with respect to the determination of whether the Partnership has used reasonable efforts with respect to the marketing, distribution and sale of Distribution Compounds as required by this Section B.1(d).


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         2.       Fee

                  In connection with the appointment of the Partnership as KBI-E's distributor hereunder, the Partnership shall pay KBI-E on the Closing Date (as defined in the Master Restructuring Agreement) a one-time nonrefundable franchise fee of Two Hundred Thirty Million U.S. Dollars (US$230,000,000.00) (the "Fee"), which Fee represents the full, final and complete consideration payable by the Partnership to KBI-E in consideration for the distribution rights granted hereunder. The Fee shall be payable by the Partnership to KBI-E by wire transfer to an account of KBI-E.


B-1.     OPERATIONAL MATTERS

         1. (a) FDA Approval. The Partnership shall use reasonable efforts to obtain and maintain FDA approval of an NDA for each Distribution Compound for use in human medicine. In furtherance thereof:

                  (b) Evaluation. After receipt of appropriate documentation from the Licensor, the Partnership shall use reasonable efforts to file an IND with the FDA at its sole cost in respect to each Distribution Compound. The Partnership acknowledges that under the terms of the Amended and Restated KBI License, the Licensor may, to the extent it deems required or advisable, also file an IND with the FDA at its sole cost in respect of any Distribution Compound. The Partnership shall promptly notify the Licensor of each IND and NDA the Partnership has filed and of each FDA approval of an NDA in respect of each Distribution Compound. The Partnership shall use reasonable efforts to complete as promptly as practicable its obligations set forth at subparagraphs (i) and
(ii) below in a manner which complies with or exceeds FDA standards as from time to time in effect.

         (i) (A) If any tests, studies or other development activities to be performed by the Licensor pursuant to Section 3.1(a)(i) of the Amended and Restated KBI License for any Distribution Compound are required by the FDA to be performed in the Territory, the Partnership, at the request of the Licensor, shall use reasonable efforts to perform, or to contract for the performance of, such tests, studies or other development activities in the Territory, and KBI-E shall reimburse the Partnership for the Partnership's (or any of its Subsidiaries') out-of-pocket costs incurred in such performance to the extent not reimbursed by the Licensor directly pursuant to Section 3.1(a)(i) of the Amended and Restated KBI License.

                  (B) The Amended and Restated KBI License provides that KB shall notify the Partnership of KB's Product Definition and Product Composition for such Distribution Compound as soon as reasonably available. If the Partnership desires a Product Definition different from the Licensor's Product Definition for such Distribution Compound, the Partnership shall consult with the Licensor and notify the Licensor of the Partnership's Product Definition for such Distribution Compound, which shall be reasonably related to the Licensor's Product Composition for such Distribution Compound. The Partnership shall reimburse


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
                  KBI-E for (or, at the Partnership's option, pay directly to the Licensor) any amount that KBI-E is required to reimburse to the Licensor pursuant to Section 3.1(a)(i)(B) of the Amended and Restated KBI License in respect of the development of the Partnership's Product Definition for such Distribution Compound and in the development of the Dosage Form Information for such Product Definition (as such terms are defined in the Amended and Restated KBI License).

                  (C) The Partnership will consult with the Licensor as to whether any tests, studies or other development activities of the nature described at subparagraph (A) above are required to be performed with respect to any reference drug or placebo for such Distribution Compound. The Partnership shall reimburse KBI-E for (or, at the Partnership's option, pay directly to the Licensor) any amount that KBI-E is required to pay to the Licensor pursuant to Section 3.1(a)(i)(C) of the Amended and Restated KBI License.

                  (D) The Amended and Restated KBI License provides that the Licensor shall provide to the Partnership all appropriate documentation relating to the tests, studies and other development activities referred to in subparagraphs (A), (B) and (C) of Section 3.1(a) of the Amended and Restated KBI License for such Distribution Compound, including, without limitation, the results of, and supporting data and information for, all such tests, studies and other development activities. The Partnership shall be entitled to use such documentation and results, data and information to obtain or maintain FDA approval of an NDA for such Compound, and to incorporate such documentation and results, data and information in any filings with the FDA for such Compound.

         (ii) After Phase II Clinical Evaluation for a Distribution Compound has been completed, the Partnership shall use reasonable efforts to complete, (x) all Phase III Clinical Evaluation and
                  (y) all tests and studies in humans, other than those contemplated by Section 3.1(a)(i) of the Amended and Restated KBI License, necessary or advisable to obtain and maintain FDA approval of an NDA for such Compound. The Partnership may, where special research and development expertise exists, after consultation with the Licensor, conduct outside the Territory specific tests and studies which are required by the FDA to be performed for Phase III Clinical Evaluation of such Compound; in such event, the Partnership shall agree with the Licensor on the appropriate regulatory documentation required to permit such tests and studies. After the completion of all tests, studies and other development activities and the preparation of all data and other information, necessary or appropriate to obtain FDA approval of an NDA for such Compound, the Partnership shall use reasonable efforts to obtain such approval.

         (iii) The Partnership shall provide the Licensor free-of-charge with such of the results of, and supporting data and information for, any tests and studies performed by


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                  the Partnership (or any of its Subsidiaries) pursuant to
                  Section B-1(b)(ii) hereof for any Distribution Compound which the Licensor shall request after review with the Partnership of the material available, with authority to the Licensor, its Affiliates or any licensee or sublicensee thereof to use and make reference thereto.

         (iv) If, after manufacturing of any Distribution Compound has been commenced, there are changes in the method of synthesis, the final composition of dosage forms, or the Product Definition of such Distribution Compound such that the FDA requires any additional tests, studies or other development activities, then the Partnership shall use reasonable efforts to perform, at its own expense, such additional tests, studies or other development activities.

                  (c) Regulatory Approval Cooperation. The Partnership recognizes the Licensor's interest in maintaining a consistent profiling of each Distribution Compound worldwide and acknowledges KBI-E's obligations under
Section 3.1(b) of the Amended and Restated KBI License in respect thereof. In furtherance thereof, the Partnership shall, in respect of all tests, studies and other development activities to be performed in accordance with Section 3.1(a) of the Amended and Restated KBI License, consult with the Licensor on product profiling. In addition, to the extent legal and practicable, the Partnership shall consult with the Licensor periodically to review the planning and the progress of all preclinical and clinical tests, studies and other development activities for each Distribution Compound. The Partnership shall (i) inform the Licensor of all meetings with representatives of the FDA concerning any Distribution Compound, (ii) arrange for representatives of the Licensor to attend such meetings as observers, and (iii) forward to the Licensor summaries of such meetings and copies of other significant communications with representatives of the FDA concerning any Distribution Compound. The Amended and Restated KBI License provides that the Partnership shall be entitled to participate in such meetings between the Licensor and representatives of the FDA concerning any Distribution Compound to the extent required by the Amended and Restated KBI License.

                  (d) New Claims and Formulations. The Partnership shall consult with the Licensor from time to time on an ad hoc basis regarding preclinical and clinical tests, studies and other development activities relating to additional claims or formulations for any Distribution Compound for which approval of a new or supplemental NDA will be sought from the FDA.

                  (e) Supply of Distribution Compounds and Distribution Products. KBI-E shall cause Distribution Products and, solely for the purpose of permitting the Partnership to have made Special Combination Products (as defined in the Manufacturing Agreement), Distribution Compounds to be supplied to the Partnership by KBI on the terms and conditions and subject to the limitations set forth in the KBI Supply Agreement (the form of which, as to be entered into at the Closing, being attached hereto as Exhibit A), and, as hereinafter provided, the Partnership shall purchase from KBI all of the Partnership's requirements of each Distribution Product and such Distribution Compound in accordance with the terms and conditions of the KBI Supply Agreement, other than the Partnership's requirements for Clinical Quantities of Distribution

Compounds and Distribution Products. The Partnership shall enter into the KBI Supply Agreement with KBI, and KBI-E shall cause KBI to enter into the KBI Supply Agreement with the Partnership. KBI-E shall sublicense to KBI on a non-exclusive basis such rights as may be held by KBI-E under the Amended and Restated KBI License from time to time as may be required to make or have made the Distribution Products and Distribution Compounds for supply to the Partnership under the KBI Supply Agreement, subject to the limitations set forth in the KBI Supply Agreement. KBI-E shall not be deemed to be in breach of its obligations under this subsection (e) unless KBI is in breach of its obligations under the KBI Supply Agreement. Notwithstanding the foregoing, KBI-E shall not have any obligation to provide for the supply of any Compound or any product containing any Compound (other than candesartan cilexitil and the Combination of felodipine and enalapril) if KBI-E does not have the right under the KBI Sublicense to make or have made such Compound or product.

                  (f) Quality in Marketing. The Partnership shall maintain standards with respect to the quality of marketing and promotion of each Distribution Compound as follows: such standards shall be at least at a level equivalent to the standards then employed by the Licensor with respect to its Compounds, as such standards may be set forth by the Licensor by reasonable advance notice to the Partnership from time to time. The Partnership shall permit the Licensor to have the marketing and promotional standards of the Partnership reviewed by a Non-Affiliate of the Licensor of nationally-recognized standing (except a Non-Affiliate to whom the Partnership has some reasonable objection) for the sole purpose of determining that this policy is followed. To the extent legal, the Partnership shall furnish the Licensor for each Distribution Compound with monthly sales reports by dosage form and strength and, to the extent requested by the Licensor, copies of proposed labeling and package inserts, and copies or other representations of advertising and other promotional materials.

                  (g) Reports; Recordkeeping; Inspection. After the First Commercial Sale of any Distribution Compound for which royalties are payable to the Licensor under Article VII of the Amended and Restated KBI License, the Partnership shall render to KBI-E and to the Licensor on behalf of KBI-E within 20 days after the end of each calendar quarter a report for such quarter, which shall state, in reasonable detail, Net Sales of each Distribution Compound with respect to which such royalties are payable and such other information as may be required to compute the amount of royalties due with respect to such quarter. The Partnership shall keep, and shall cause its assignees and subdistributors to keep, true, accurate and complete records of total quantities of Distribution Compounds sold and the Net Sales thereof in sufficient detail to permit determination of royalties payable under the Amended and Restated KBI License. At the request and expense of KBI-E, KBI-E shall have the right for its then currently engaged independent accountants to have reasonable access at all reasonable times upon reasonable prior notice during normal business hours, to audit and examine, and make copies or extracts of and from the books, records and accounts of the Partnership and its Subsidiaries and subdistributors as may be necessary in such accountants' judgment to permit them to attest that the royalties paid or payable to the Licensor by KBI-E conform to the terms of the Amended and Restated KBI Agreement. Such rights of access, audit and inspection for any Fiscal Year shall terminate three years after the close of each Fiscal Year in respect of royalties paid or payable for such Fiscal

Year. KBI-E shall enter into a written engagement with such accountants, a copy of which shall be provided to the Partnership, providing that (i) the scope of the engagement with respect to such audit and examination is limited to the rights provided in this Section B-1.1(g) and, if the audit is performed in connection with another audit permitted by any other agreement between an Affiliate of KBI-E and the Partnership, the rights of such Affiliate under such other agreement, (ii) such accountants agree to use reasonable efforts, consistent with their professional responsibility, the availability of materials and information and the level of assistance received, to conclude the audit and examination within a reasonable period of time, and (iii) such accountants agree to keep any such information to which they have access pursuant to the foregoing confidential and not to disclose to KBI-E or the Licensor (or any of their respective Affiliates) any information other than information relating to the conformance of the Partnership's computation of Net Sales of each Distribution Compound with the terms of this Agreement and in no event shall quantities or prices or rebates to individual customers be disclosed to KBI-E or the Licensor (or any of their respective Affiliates) or any other Person. Notwithstanding the foregoing, KBI-E shall not, during the period from December 15 of any Fiscal Year through January 31 of the following Fiscal Year, exercise its rights of access, audit and inspection under this Section and, during the period from February 1 through the last day of February of any Fiscal Year, exercise such rights with respect to the activities of the Partnership during the last fiscal quarter of the prior Fiscal Year.

                  (h) Transfer of Technical Information; Reactions. In the event that the Licensor provides the Partnership with summaries of Technical Information possessed by Licensor (or any of its Affiliates) regarding a Distribution Compound as contemplated by Article X of the Amended and Restated KBI License, the Partnership may transfer such Technical Information provided to it only to a subdistributor (and to no other Person except as provided herein), and may use such Technical Information solely in the Territory and only in furtherance of its rights and obligations hereunder. The Partnership shall promptly, and in full accordance with FDA requirements, bring to the attention of the Licensor any unusual or unexpected reactions or side-effects with respect to each Distribution Compound and Combination containing any such Compound and to KBI-E in the use of any Compound which has ceased to be a Distribution Compound or as to which the Partnership's rights under this Agreement have become non-exclusive.

                  (i) Regulatory Responsibility. Except as set forth in the Manufacturing Agreement and the KBI Supply Agreement, the Partnership shall have responsibility for compliance with all FDA and other regulatory requirements relating to the manufacturing, marketing, sale, distribution, promotion and development of the Distribution Compounds and Distribution Products and for all communications with the FDA and other government agencies concerning the Products.


C.       OPTION WITH RESPECT TO GROUP C COMPOUNDS

         1. (a) In the event the Licensor provides KBI-E with an Option Notice with respect to a Group C Compound, KBI-E shall, upon receipt, promptly provide the Partnership with a copy thereof, and the Partnership shall have an option, exerciseable as set forth below, to cause such Compound to become a Distribution Compound and to become the sole and exclusive distributor with respect to Distribution Products containing such Distribution Compound as provided in this Agreement (the "Distribution Rights Option"). The Partnership shall have thirty (30) days from receipt of such Option Notice from KBI-E (the "Option Exercise Period") in which to determine whether to exercise the Distribution Rights Option.

                  (b) In the event the Partnership delivers to KBI-E written notice prior to the expiration of the Option Exercise Period that it does not wish to exercise the Distribution Rights Option with respect to such Compound (a "Rejection Notice"), such Compound shall not become a Distribution Compound, and the Partnership shall not be the distributor of, or have any other rights or any obligations under this Agreement with respect to, such Compound or products containing such Compound. In such event, KBI-E may determine in its sole discretion whether or not to exercise the option with respect to which the Option Notice was given.

                  In the event the Partnership does not deliver to KBI-E a Rejection Notice prior to the expiration of the Option Exercise Period, KBI-E shall cause the option with respect to such Compound under Section 2.3 of the Amended and Restated KBI License to be exercised. Upon such Compound becoming a Licensed Compound, such Compound shall be a Distribution Compound, and the Partnership shall, without any further action by KBI-E or the Partnership, be KBI-E's sole and exclusive distributor with respect to Distribution Products containing such Compound as and to the extent provided in Section B.1. KBI-E shall not have any right to obtain from the Partnership, nor shall it have any other rights hereunder with respect to, the Information Package or any samples and scientific, technical and other information made available to the Partnership pursuant to Section 2.3 of the Amended and Restated KBI License, this Section C.1 or otherwise with respect to such Compound.


D.       REVERSION AND TERMINATION OF RIGHTS WITH RESPECT TO DISTRIBUTION
         COMPOUNDS

         1. (a) At any time after the Partnership shall have determined (i) that it is neither (A) currently conducting or planning to conduct an Active Development Program for a Distribution Compound or a Competing Compound nor (B) Actively Marketing or planning to Actively Market any Distribution Product containing such Distribution Compound or any product containing a Competing Compound or (ii) to discontinue the development or marketing of such Distribution Compound and any Distribution Product containing such Distribution Compound, the Partnership may deliver to KBI-E a written notice (a "Discontinuation Notice") identifying such Distribution Compound and Distribution Products containing such Distribution Compound, if any, but excluding any Exempted Combination. Upon delivery of a Discontinuation Notice with respect to such Distribution Compound (i) if such delivery is prior to the First Commercial Sale of any Distribution Product containing such Distribution Compound, such Distribution Compound shall cease to be a Distribution Compound, and (ii) if such delivery is subsequent to the First Commercial Sale of any Distribution Product containing such Distribution Compound, the rights of the Partnership with respect to such Distribution

Compound and Distribution Products containing such Distribution Compound shall become non-exclusive.

                  (b) In the event KB notifies KBI pursuant to Section 3.01(c)(iv) of the Manufacturing Agreement that it declines to perform the Manufacturing Stages referred to in Section 3.01(c)(i)(A)(1) or (2) of the Manufacturing Agreement with respect to any KB Pipeline Product of the Manufacturing Agreement, and does not thereafter become the Producer with respect to such Manufacturing Stage or Stages for such KB Pipeline Product by giving notice of its election to become the Producer with respect thereto and agreeing to match the pricing of the Alternate Producer and to reimburse KBI and its Affiliates for the reasonable out-of-pocket costs of KBI and its Affiliates associated with retaining such Alternate Producer in accordance with Section 3.01(c)(iv) of the Manufacturing Agreement, such Distribution Compound shall cease to be a Distribution Compound.

         2. (a) At any time after the first anniversary of the date that a Compound becomes a Distribution Compound (excluding any Exempted Combination) and prior to the First Commercial Sale thereof, KBI-E may deliver to the Partnership a written notice with respect to such Distribution Compound setting forth its contention that the Partnership was not during the most recent Fiscal Year ended prior to such notice (or, in the event that the Partnership has provided to KBI-E pursuant to Section J hereof an Annual Certificate that was materially inaccurate and was prepared with reckless disregard for the accuracy or inaccuracy of the information contained therein, the two most recently completed Fiscal Years) conducting an Active Development Program for such Distribution Compound or a Competing Compound (a "Development Non-Performance Notice"); provided, however, that for the Fiscal Year during which a Compound becomes a Distribution Compound the requirements for the Active Development Program in respect of such Distribution Compound shall be pro rated in relation to the portion of such calendar year during which the Compound was a Distribution Compound.

                  (b) At any time after the expiration of 33 months following the date of the First Commercial Sale of any Distribution Product containing a Distribution Compound, KBI-E may deliver to the Partnership a written notice with respect to such Distribution Compound setting forth its contention that the Partnership was not during the most recent Fiscal Year completed prior to such notice (or, in the event that the Partnership has provided to KBI-E pursuant to Section J hereof an Annual Certificate that was materially inaccurate and was prepared with reckless disregard for the accuracy or inaccuracy of the information contained therein, the two most recently completed Fiscal Years) Actively Marketing any Distribution Product containing such Distribution Compound or any product containing a Competing Compound (a "Marketing Non-Performance Notice").

                  (c) As used herein, "Non-Performance Notice" shall mean a Development Non-Performance Notice or a Marketing Non-Performance Notice. Any Fiscal Year with respect to which KBI-E is permitted to give a Non-Performance Notice pursuant to subsection (a) or (b) above may be designated at the election of KBI-E in its Non-Performance Notice or otherwise in writing as a "Measurement Year." In the event that KBI-E has exercised its right of audit with respect to any Fiscal Year pursuant to Section J.2, any Non-Performance Notice with respect to such Fiscal Year must be delivered within 30 days after the completion of such audit and the delivery of the auditors' report with respect thereto. Any Non-Performance Notice delivered after such 30-day period shall be of no effect.

                  (d) Within ninety (90) days after receipt of a Non-Performance Notice, the Partnership shall deliver to KBI-E a written notice that either (i) confirms KBI-E's claim as set forth in such Non-Performance Notice or (ii) disputes KBI-E's claim (a "Dispute Notice"). If KBI-E has delivered a Development Non-Performance Notice and (i) the Partnership does not deliver a Dispute Notice with respect thereto to KBI-E within such ninety-day period, or
(ii) the Partnership confirms that during the applicable Measurement Year it was neither conducting an Active Development Program for such Distribution Compound or a Competing Compound nor Actively Marketing any Distribution Product containing such Distribution Compound or a Competing Compound, such Distribution Compound shall cease to be a Distribution Compound. If KBI-E has delivered a Marketing Non-Performance Notice and (i) the Partnership does not deliver a Dispute Notice with respect thereto to KBI-E within such ninety-day period, or
(ii) the Partnership confirms that during the applicable Measurement Year it was neither conducting an Active Development Program for such Distribution Compound or a Competing Compound nor Actively Marketing such Distribution Compound or a Competing Compound, the rights of the Partnership with respect to such Distribution Compound and Distribution Products containing such Distribution Compound shall become non-exclusive.

                  (e) In the event the Partnership shall have delivered a Dispute Notice, the parties shall co-operate in good faith to resolve such dispute. If, in the case of a Development Non-Performance Notice, the parties are unable to resolve the dispute set forth in the Dispute Notice within 30 days after the delivery of such Dispute Notice, such dispute shall be resolved by arbitration pursuant to Section Q. Such arbitration shall be initiated by KBI-E within thirty (30) days after receipt by KBI-E of such notice. If, in the case of a Marketing Non-Performance Notice, the parties are unable to resolve the dispute set forth in the Dispute Notice within 180 days after the delivery of such Dispute Notice, such dispute shall be resolved by arbitration pursuant to Section Q. Such arbitration shall be initiated by KBI-E no earlier than 180 days and no later than 210 days after receipt by KBI-E of such Dispute Notice.

                  (f) With respect to a dispute concerning a Development Non-Performance Notice, if the arbitrators determine that the Partnership was during the applicable Measurement Year conducting an Active Development Program for such Distribution Compound or a Competing Compound or was Actively Marketing any Distribution Product containing such Distribution Compound or any product containing a Competing Compound, the rights of the Partnership under this Agreement with respect to such Distribution Compound shall continue to be exclusive. If the arbitrators determine that during the applicable Measurement Year the Partnership was neither conducting an Active Development Program for such Distribution Compound or a Competing Compound nor Actively Marketing any Distribution Product containing such Distribution Compound or any product containing a Competing Compound, such Distribution Compound shall cease to be a Distribution Compound.

                  (g) If a Marketing Non-Performance Notice is given with respect to a Distribution Compound during the first 15 months following the expiration of the thirty-three month period referred to in Section D.2(b), the rights of the Partnership with respect to such Distribution Compound and products containing such Distribution Compound shall become non-exclusive if the arbitrators determine that (i) during the thirty-six month period referred to in clause (ii) of the definition of "Actively Marketing" the Partnership was not Actively Marketing Distribution Products containing such Distribution Compound or products containing a Competing Compound, (ii) the Partnership was not during the Measurement Year conducting an Active Development Program for such Distribution Compound or a Competing Compound and (iii) at the time the notice of initiation of the arbitration proceeding was given by KBI-E the Partnership was neither conducting an Active Development Program for such Distribution Compound or a Competing Compound nor Actively Marketing Distribution Products containing such Distribution Compound or products containing a Competing Compound. If a Marketing Non-Performance Notice is given with respect to a Distribution Compound at any other time thereafter, the rights of the Partnership with respect to such Distribution Compound and products containing such Distribution Compound shall become non-exclusive if the arbitrators determine that at the time the notice of initiation of the arbitration proceeding was given by KBI-E, the Partnership was not Actively Marketing Distribution Products containing such Distribution Compound or products containing a Competing Compound and during the Measurement Year the Partnership was not conducting an Active Development Program for such Distribution Compound or a Competing Compound and was not Actively Marketing Distribution Products containing such Distribution Compound or products containing a Competing Compound.

                  (h) KBI-E may deliver a Non-Performance Notice to the Partnership with respect to any given Distribution Compound (and seek resolution of any dispute arising therefrom pursuant to subparagraph (e) above) only once during the development of such Distribution Compound and only once during the marketing of a Distribution Product containing such Distribution Compound.

                  (i) The rights of KBI-E pursuant to Section D shall not apply to (A) remacemide with respect to the conduct of an Active Development Program or to candesartan cilexitil or (B) any Group C Compound in-licensed or acquired by KB or any of its Affiliates (other than the Partnership) in the event that the applicable license or acquisition agreement contains (x) payment obligations other than payments computed as a percentage of Net Sales in the Territory, or relating to the supply, purchase or delivery of Distribution Compound or Distribution Product for sale in the Territory (an example of such payment obligation is a lump sum payment triggered by filings, approvals or other events or development activities in the Territory) or (y) obligations that may require the licensee, sublicensee, distributor or subdistributor to grant back to any Non-Affiliate of KB from which the Compound has been acquired or licensed (or to any of its Affiliates), any right, title or interest in Compound Intellectual Property (as defined in the Master Restructuring Agreement), Compound Technical Information (as defined in the Master Restructuring Agreement), NDAs, INDs, sNDAs or any other technology, improvements, intellectual property or processes relating to such Distribution Compound or Distribution Product.

         3. (a) In the event a Compound ceases to be a Distribution Compound or the Partnership's rights hereunder become non-exclusive with respect to a Distribution Compound, KBI-E shall be free to develop such Compound for its own benefit and to market, sell and promote any products containing such Compound for its own benefit under any trademark of its choosing, subject to the terms of the Amended and Restated KBI License, (except that, without the consent of the Partnership, KBI-E shall not use any trademark used by the Partnership or any of its Affiliates in respect of any such product or any trademark confusingly similar thereto) or to appoint one or more other distributors with respect to such Compound and products containing such Compound or to grant one or more sublicenses of all its rights with respect thereto; provided, however, that any agreement appointing such distributor or granting any such sublicense with respect to such Compound (other than agreements relating to omeprazole or perprazole) shall be terminable at the option of KB if such Compound is purchased as a "Discretionary Compound" in connection with the consummation of the KBI-E Asset Purchase; and provided, further, that prior to the KBI-E Asset Purchase, KBI-E shall not appoint any such distributor or grant any such sublicense to any person that is not an Affiliate of KBI-E.

                  (b) If a Compound ceases to be a Distribution Compound, (i) the Partnership shall, subject to the provisions of Section E, as promptly as practicable following the date on which such Compound ceases to be a Distribution Compound, transfer to KBI-E the items specified in Section 13.3 of the Amended and Restated KBI License with respect to such Compound and (ii) upon the demand of KBI-E, the Partnership shall deliver to KBI-E (A) samples of such Compound and products, if any, containing such Compound and such scientific, technical and other information in the Partnership's possession relating to such Compound and such products and (B) copies of all promotional materials, marketing plans, marketing studies, product samples, product development studies and other information with respect to such Compound or products.

                  (c) If the rights of the Partnership with respect to a Distribution Compound become non-exclusive pursuant to this Section D, (i) the Partnership shall, subject to the provisions of Section E, as promptly as practicable following the date on which such rights become non-exclusive, transfer to KBI-E copies of all Technical Information and of other confidential information covered by Section 10.2 of the Amended and Restated KBI License furnished by the Licensor or any of its Affiliates to the Partnership concerning such Distribution Compound and (ii) upon the demand of KBI-E, the Partnership shall deliver to KBI-E samples of such Compound and products, if any, containing such Compound and such scientific, technical and other information in the Partnership's possession relating to such Compound and such products.

                  (d) In the event the Partnership and its Affiliates transfer to KBI-E all applicable INDs and NDAs with respect to a Compound pursuant to Section E.2, such Compound shall cease to be a Distribution Compound, and the rights of the Partnership with respect to such Compound shall terminate.

         4. If a Compound ceases to be a Distribution Compound, KBI-E shall, not later than 30 days after such rights terminate, purchase from the Partnership at the Partnership's cost, such of the Partnership's inventory of finished goods of products containing such Compound (including samples) as is in good and saleable condition and in a quantity that, assuming annual sales equal to the average annual sales of such products for the three most recent Fiscal Years of the Partnership, would be sold prior to the expiry date thereof. KBI-E (or any Affiliate that KBI-E may appoint as a distributor or sublicensee with respect thereto) shall be entitled to continue to use the existing packaging and trade dress of such Distribution Products (including the name of the Partnership set forth therein) until the final disposition of such inventory. Payment shall be made concurrently with the acceptance of such Distribution Products by KBI-E.

         5. If the rights of the Partnership with respect to a Distribution Compound become non-exclusive pursuant to this Section D or if a Compound ceases to be a Distribution Compound but the Partnership retains rights with respect to any Exempted Combination, each party shall report to the other all Adverse Drug Experiences that come to its attention or the attention of any of its Affiliates and shall furnish the other party with copies of all reports to the FDA made by it or any of its Affiliates with respect to such Licensed Compound.

         6. If a Compound ceases to be a Distribution Compound, the Partnership's rights under this Agreement with respect to such Compound shall terminate and the Partnership shall cease to be the distributor hereunder with respect to such Compound or products containing such Compound.

         7. If the license with respect to a Discontinued Licensed Compound or Licensed Compound (as such terms are defined in the Amended and Restated KBI License) is terminated pursuant to Section 16.2 of the Amended and Restated KBI License, the Partnership shall transfer to KB all rights which the Partnership shall have with respect to any uses of such Licensed Compound or Discontinued Licensed Compound, as the case may be, so that KB shall be in possession of all rights with respect to such Licensed Compound, including the Selected Uses of such Licensed Compound and any Exempted Combinations thereof.


E.       INDS AND NDAS

         1. If a Compound ceases to be a Distribution Compound, the Partnership shall, as promptly as practicable following the occurrence of any such event, transfer, or cause to be transferred, to the extent permitted by applicable law and regulations and requirements of the FDA, to KBI-E the INDs and NDAs for such Compound registered in the Partnership's name; provided, however, that notwithstanding the foregoing, the Partnership and its subdistributors, if any, shall be entitled to a right of reference with respect to the NDA and the drug master file for any such Compound which has been transferred to KBI-E in accordance with this Agreement in order to enable the Partnership and its subdistributors to make, have made, use and sell the Selected Uses of such Compound and develop and market any Exempted Combination.

         2. In the event the Partnership's rights hereunder become non-exclusive with respect to a Distribution Compound, the Partnership shall, at the request of KBI-E, appoint KBI-E or its designee as a distributor under all NDAs for such Compound and products containing such Compound. In addition, KBI-E shall have the right of reference to such NDAs and the Partnership's drug master file with respect to such Compound and shall have all such other rights under such NDAs and other regulatory filings of the Partnership and its Affiliates with respect to such Compound as may be necessary or convenient to KBI-E or its other distributor or sublicensee in connection with the development, marketing, promotion or sale of such Compound or products containing such Compound. At the Partnership's sole discretion, the Partnership shall, to the extent permitted by applicable law and regulations and requirements of the FDA, either (i) keep such NDAs in full force and effect or (ii) transfer or cause to be transferred to KBI-E the INDs and NDAs for such Compound registered in the name of the Partnership or any Affiliate of the Partnership. In the event the Partnership and its Affiliates transfer to KBI-E all applicable INDs and NDAs with respect to a Compound pursuant to this Section E.2, Section D.3(d) shall apply with respect to such Compound.

         3. Prior to delivery of a Discontinuation Notice by the Partnership to KBI-E pursuant to Section D.1 for a Compound or delivery of a Non-Performance Notice to the Partnership by KBI-E, the Partnership may withdraw any INDs or NDAs with respect to any such Compounds at any time. After delivery of a Discontinuation Notice by the Partnership to KBI-E pursuant to Section D.1 for a Compound or delivery of a Non-Performance Notice by KBI-E to the Partnership with respect to a Compound and before the time, if any, when such Compound ceases to be a Distribution Compound or the rights of the Partnership hereunder with respect to such Compound become non-exclusive, the Partnership may withdraw such INDs or NDAs only (x) for safety concerns, (y) for liability concerns with respect to which external legal counsel has advised the Partnership that there is a reasonable likelihood that it would be subject to potential liability if it did not withdraw such INDs or NDAs or (z) pursuant to a recommendation of the FDA.


F.       REAPPOINTMENT OF PARTNERSHIP AS DISTRIBUTOR

         1. (a) In the event (i) a Compound ceases to be a Distribution Compound and the rights of the Partnership with respect to such Distribution Compound terminate pursuant to Section D prior to the First Commercial Sale of Distribution Products containing such Compound and (ii) KBI-E or an Affiliate of KBI-E subsequently develops such Compound, KBI-E shall offer the Partnership an option to reacquire exclusive distribution rights with respect to such Compound and Distribution Products containing such Compound in accordance with Section
B.1. Such offer shall be made by written notice to the Partnership (x) promptly following the completion of the design of the Phase III Clinical Evaluation with respect to such Compound and (y) immediately prior to the filing of an NDA for such Compound. In the case of (x) and (y) above, KBI-E shall simultaneously make available to the Partnership such samples of such Compound and Distribution Products containing such Compound and such scientific, technical and other information in KBI-E's (or any of its Affiliates') possession relating to such Compound and Distribution Products containing such Compound for the sole purpose of allowing the Partnership to determine whether to exercise the option pursuant to this Section with respect to such Compound and Distribution Products containing such Compound and, in the case of (y) above, KBI-E shall simultaneously make available to the Partnership the IND or NDA for such Compound in the form in which KBI-E proposes to file such IND or NDA with the FDA.

                  (b) In the event the Partnership notifies KBI-E in writing not later than sixty (60) days after the receipt of such notice from KBI-E that the Partnership wishes to reacquire such distribution rights and pays to KBI-E the Reappointment Payment (as defined in paragraph (c) below), the Partnership shall, without any further action by KBI-E or the Partnership, be KBI-E's sole and exclusive distributor hereunder in accordance with Section B.1 with respect to such Licensed Compound and any Distribution Products containing such Compound. In the event the Partnership gives such notice and pays to KBI-E the Reappointment Payment, (i) such Licensed Compound shall be deemed a Distribution Compound and such Distribution Compound and any Distribution Products containing such Distribution Compound shall be deemed to be subject to the terms of this Distribution Agreement; (ii) the INDs and NDAs for such Distribution Compound registered in the name of KBI-E (or any of its Affiliates) shall, as promptly as practicable following the occurrence of any such event, be transferred, to the extent permitted by applicable law and regulations and requirements of the FDA, to the Partnership.

                  (c) The Reappointment Payment shall be the greater of (x) the fair market value of the distribution rights with respect to Distribution Products containing such Distribution Compound and (y) the Full Costs incurred by KBI-E and its Affiliates in connection with any development work previously undertaken by KBI-E and its Affiliates with respect to such Compound, compounding capitalized amounts at the pre-tax cost of capital; provided, however, that for purposes of computing the cost of capital component of such Full Costs, all investigative, research and development expenses incurred by KBI-E or any of its Affiliates in connection with such Compound shall be capitalized. For purposes of this Section F, the "fair market value" of such distribution rights shall mean the net present value of the future pre-tax cash flows of such Distribution Compound and any Distribution Products containing such Compound as if KBI-E had continued to develop and sell such Compound and Distribution Products itself, less the net present value of the Agreed Mark Up (as defined in the KBI Supply Agreement) relating to such Distribution Products to be paid by the Partnership to KBI under the KBI Supply Agreement after the distribution rights with respect to such Distribution Products are reacquired by the Partnership. Such net present value shall be determined by an appraiser (selected in accordance with Section 3.15(f) of the Master Restructuring Agreement) using the prevailing pre-tax cost of capital (as determined by such appraiser) for leading United States pharmaceutical companies.

                  (d) Section D shall not apply to any Compound for which the Partnership has been reappointed as distributor pursuant to this Section F.


G.       DEVELOPMENT COSTS

         In the event KBI-E obtains rights to any Distribution Compound and any Distribution Products containing such Distribution Compound pursuant to the terms set forth in Section C or D, KBI-E will not be required to reimburse the Partnership for any development or other similar costs associated with such Distribution Compound or any such Distribution Product.

H.       TRADEMARKS

         In the event that (i) a Compound ceases to be a Distribution Compound and the rights of the Partnership with respect to such Distribution Compound terminate, (ii) the Partnership's rights under the Amended and Restated KBI License with respect to any Trademark used or associated with such Distribution Compound or any other Trademark used or associated with such Distribution Compound have been distributed by the Partnership to the Limited Partner of the Partnership pursuant to Section 5.10 of the Partnership Agreement, and (iii) the Partnership reacquires distribution rights with respect to any such Compound and Distribution Products containing such Compound pursuant to Section F, such rights under the Amended and Restated KBI License to such Trademarks relating to such Compound and Distribution Products shall be assigned to the Partnership and the corresponding obligations thereunder relating to such Trademarks shall be assumed by the Partnership pursuant to an instrument of assignment and assumption substantially in the form set forth as Exhibit A hereto.


I.       INFRINGEMENT

         1. The Partnership shall give prompt notice to KBI-E of any infringement, potential infringement or suspected infringement with respect to any Licensed Patent, except for any De Minimis Infringement, that may come to the Partnership's attention. The Partnership shall reimburse KBI-E for 50% of the out-of-pocket expenses incurred by it in connection with the performance by it of any actions required to be taken by it pursuant to Section 9.1(b) of the Amended and Restated KBI License, to the extent not reimbursed by the Licensor.

         2. If KBI-E receives any recovery pursuant to Section 9.2(g) of the Amended and Restated KBI License with respect to a Distribution Compound, (i) in the event KBI-E has been reimbursed for its expenses in connection with the matter to which such recovery relates pursuant to Section 9.2(g) of the Amended and Restated KBI License, that portion of the recovery that is not allocated to the Licensor pursuant to the Amended and Restated KBI License shall be allocated between KBI-E and the Partnership as follows: 56.25% shall be allocated to the Partnership in the case of matters relating to a Group C Compound (55% in the case of matters relating to a Group A Compound or Group B Compound) and 43.75% shall be allocated to KBI-E in the case of matters relating to a Group C Compound (45% in the case of matters relating to a Group A or Group B Compound); or (ii) in the event KBI-E has not been reimbursed for its expenses in connection with such matter, such recovery (net of KBI-E's expenses in connection with such matter) shall be allocated between KBI-E and the Partnership as follows: 56.25% shall be allocated to the Partnership in the case of matters relating to a Group C Compound (55% in the case of matters relating to a Group A Compound or Group B Compound) and 43.75% shall be allocated to KBI-E in the case of matters relating to a Group C Compound (45% in the case of matters relating to a Group A or Group B Compound).


J.       COMPLIANCE CERTIFICATE; AUDIT RIGHTS

         1. The Partnership shall deliver to KBI-E in accordance with Section
R.4 hereof, within sixty (60) days after the end of each Fiscal Year of the Partnership a certificate executed by the chief executive officer or other senior executive officer of the Partnership or by the general partner of the Partnership certifying as to each Distribution Compound whether or not the Partnership, as of the end of such Fiscal Year, is (A) conducting an Active Development Program for such Distribution Compound or a Competing Compound and (B) Actively Marketing Distribution Products containing such Distribution Compound or products containing a Competing Compound (an "Annual Certificate"), which certificate may be a combined certificate with respect to all Distribution Compounds. Such certificate shall (A) identify each such Distribution Compound, Distribution Product, Competing Compound and Competing Product, (B) certify whether the amount of the Partnership's (and its Affiliates') development expenditures for such Fiscal Year in respect of such Distribution Compound exceed the $1 million and $3 million amounts for the applicable development phase described in the definition of "Active Development Program," (C) identify the applicable development phase for such Compound and (D) in the case of a Distribution Compound for which the Partnership is not conducting an Active Development Program and a Distribution Product that is not being Actively Marketed by the Partnership, identify any Competing Compound or Competing Product, the applicable Therapeutic Categories therefor, for which the Partnership is conducting an Active Development Program or which the Partnership is Actively Marketing.

         In the event such certificate does not certify that the Partnership is either (i) conducting an Active Development Program for such Distribution Compound or a Competing Compound or (ii) Actively Marketing Distribution Products containing such Distribution Compound or a Competing Compound, the delivery of such certificate shall be deemed to be the delivery of a Discontinuation Notice with respect to such Distribution Compound provided, however, that if such certificate omits the certification with respect to any Compound the failure to deliver such certificate shall not constitute the delivery of a Discontinuation Notice unless the Partnership fails to deliver such certification within thirty (30) days after the delivery to the Partnership of notice of such omission. In the event the Partnership fails to deliver to KBI-E within the 60-day period referred to in this Section J.1 an Annual Certificate with respect to each Distribution Compound and fails to deliver such Annual Certificate within thirty (30) days after written notice from KBI-E of such failure to deliver or if the Annual Certificate with respect to a year was prepared with reckless disregard for the accuracy or inaccuracy of the information contained therein, the Partnership shall reimburse KBI-E for the Full Cost of any audit by KBI-E's accountants pursuant to Section J.2 with respect to such Fiscal Year.

         2. The Partnership shall keep, and shall cause its Affiliates and subdistributors to keep, true, accurate and complete records of the development and marketing expenditures and commitments therefor in respect of each Distribution Compound and Competing Compound and each Distribution Product (and the Distribution Compound contained therein) or product containing a Competing Compound (and the Competing Compound contained therein) in sufficient detail to permit the verification of the information contained or required to be contained in the certificate provided to KBI-E pursuant to Section J.1. Upon KBI-E's request, the Partnership shall permit (and shall cause its Affiliates and subdistributors to permit) an independent certified public accountant selected and paid by KBI-E (except one to whom the Partnership has some reasonable objection) to have reasonable access to, examine and copy during ordinary business hours such of the Partnership's and its Affiliates' and subdistributors' books and records as may be necessary or advisable in such accountant's judgment to confirm to its reasonable satisfaction and attest the accuracy of any certificate delivered to KBI-E pursuant to this Section J. This right to request a review for any Fiscal Year shall be effective only with respect to the immediately preceding Fiscal Year and shall terminate one (1) year after the end of such Fiscal Year, unless it is determined by arbitration that the Annual Certificate for a Fiscal Year was prepared with reckless disregard for the accuracy or inaccuracy of the information contained therein, in which case, such right of review shall be effective for the two (2) preceding Fiscal Years. Such examination may commence with respect to a Fiscal Year only after the earlier of the delivery of the Annual Certificate with respect to such Fiscal Year or the due date for such Annual Certificate. KBI-E shall enter into a written engagement with such accountants, a copy of which shall be provided to the Partnership, providing that (i) the scope of the engagement with respect to such audit and examination is limited to the rights provided in this Section J and, if the audit is performed in connection with another audit permitted by any other agreement between an Affiliate of KBI-E and the Partnership, the rights of such Affiliate under such other agreement, (ii) such accountants agree to use reasonable efforts, consistent with their professional responsibility, the availability of materials and information and the level of assistance received, to conclude the audit and examination within a reasonable period of time, and
(iii) such accountants agree to keep its findings confidential and shall not disclose to KBI-E (or any of its Affiliates) any information except that it shall report to KBI-E (i) its findings and any other information relating to the accuracy of the certificate delivered under this Section J and the conformance of such certificate to the terms of this Agreement, (ii) interpretations of the terms of this Agreement applied by the Partnership to the information contained in and the preparation of such certificate, and (iii) and any restrictions on access to the Partnership's and its Affiliates' and subdistributors' books, records and data which the accountant deems to be a restriction of scope with respect to its engagement.


K.       SUBDISTRIBUTION AND ASSIGNMENT

         The Partnership may not assign or otherwise Transfer any of its rights to or under this Agreement or enter into any subdistributorships with respect to any Distribution Compound or any Distribution Product, except as specifically permitted by Section 3.6A of the Master Restructuring Agreement and Section 3.2(b)(20) and clause (iii) of Section 3.2(b)(6) of the Partnership Agreement. Any assignment or Transfer or subdistributorship or purported assignment, Transfer or subdistributorship not in strict compliance with Section 3.6A of the Master Restructuring Agreement and Section 3.2(b)(20) and clause (iii) of
Section 3.2(b)(6) of the Partnership Agreement shall be void. Any subdistributorship granted by the Partnership shall be subject to, subordinate to and limited by the rights of the Partnership to this Agreement. The Partnership shall require any assignee or transferee of any of the Partnership's rights under this Agreement and any subdistributor appointed hereunder to enter into an undertaking pursuant to which provisions in the same form as those contained in Section N hereof shall apply directly between such assignee, transferee or subdistributor and KBI-E.

         Notwithstanding the foregoing, in the event of the exercise of an Assignment Right or the occurrence of a Required Sale (each as defined in the KBI-E Asset Option Agreement), as of the Assignment Date (as defined in the KBI-E Asset Option Agreement) KBI-E shall assign to KB or a Person designated by KB all of KBI-E's rights and delegate all of KBI-E's obligations under this Agreement with respect to all Products (other than Products containing omeprazole or perprazole); provided, however, that KB or its designee shall expressly assume in writing the due and punctual performance of all obligations which are so assigned or delegated; provided, further, that as a condition to the effectiveness of such assignment, KBI-E shall be released from such obligations, except that KBI-E shall not be released from any obligations arising out of any breach of this Agreement by KBI-E or its Affiliates or subcontractors prior to such assignment.


L.       [OMITTED]


M.       TERM AND TERMINATION

         1. This Agreement shall be co-extensive in duration to the Amended and Restated KBI License, and shall automatically terminate upon any termination of the Amended and Restated KBI License, for any reason; provided, however, that upon any termination of the license or option for any Compound subject to the Amended and Restated KBI License, this Agreement shall terminate only to the extent of such termination of the Amended and Restated KBI License.

         2. If this Agreement shall terminate with respect to any Compound or Distribution Product as provided in Section M.1 hereof, the Partnership shall as promptly as practicable following the date of such termination transfer to KB the items specified in Section 13.3 of the Amended and Restated KBI License.


N.       CONFIDENTIALITY AND PERMITTED DISCLOSURE EXCEPTIONS

         Subject to the provisions of Section 9.2 of the Amended and Restated KBI License, each party shall maintain in strict confidence all Confidential Information pursuant to and in accordance with Sections 4.1 and 4.2 of the Master Restructuring Agreement; provided, however, that (i) the Partnership may disclose such information to any governmental agency or authority to the extent necessary to obtain the approval of any agency or authority to make, have made, use or sell any Distribution Compound and (ii) KBI-E may disclose such information to any governmental agency or authority to the extent necessary to obtain the approval of any agency or authority to make, have made, use and sell any Exclusive Second Look Compound or any Non-Exclusive Second Look Product; provided, further, however, to the extent permitted by applicable law, such disclosure shall be made on a confidential and restricted basis.


O.       INDEMNIFICATION; DISCLAIMER; LIMITATION ON DAMAGES

         1. The Partnership shall indemnify and hold harmless KBI-E, and each of its Affiliates, and each of its, and its Affiliates', respective officers, directors, employees and agents (each, a "Partnership Indemnitee") from and against any and all losses, damages, liabilities or expenses (including reasonable attorney's fees and other costs of defense) (collectively, "Losses") in connection with any and all actions, suits, claims or demands (collectively, "Claims") that may be brought or instituted against any Partnership Indemnitee (i) based upon or arising out of any breach of this Agreement by the Partnership or (ii) by any Non-Affiliate of the parties based on or arising out of (A) the clinical testing or development of any Distribution Compound or any Distribution Product by the Partnership or any of its Affiliates, (B) the promotion, marketing, sale or distribution, labeling, testing, storage, handling or delivery of any Distribution Product by the Partnership or any of its Affiliates, (C) any implied or express claims of efficacy or safety of any Distribution Compound or Distribution Product by the Partnership or any of its Affiliates, (D) the failure to provide adequate disclosure of contraindications, warnings, precautions and adverse reactions in Distribution Product packaging, labels or related physician circulars by the Partnership or any of its Affiliates, (E) the training or improper training of physicians in the use of any Distribution Product, (F) the activities of the Partnership under this Agreement including without limitation any product liability or similar claim by the Partnership or any of its Affiliates or (G) any other liability arising out of the business of the Partnership; provided, however, that the Partnership shall not be obligated to indemnify and hold harmless KBI-E or any of its Affiliates or any officer, director, employee or agent of KBI-E or any of its Affiliates from any Losses in connection with any Claim based on or arising out of any event or circumstance with respect to which KBI-E or any of its Affiliates is obligated to indemnify and hold harmless the Partnership pursuant to Section O.2 or any other agreement.

         2. KBI-E shall indemnify and hold harmless the Partnership, and each of its Subsidiaries, and each of its, and its Subsidiaries' respective partners, officers, directors, employees and agents (each, a "KBI-E Indemnitee") from and against any and all Losses in connection with any and all Claims that may be brought or instituted against any KBI-E Indemnitee (i) based upon or arising out of any breach of this Agreement by KBI-E or (ii) by any Non-Affiliate of the parties based on or arising out of (A) the clinical testing or development by KBI-E or any of its Affiliates, distributors or licensees of any Compound as to which the rights of the Partnership hereunder have terminated or become non-exclusive or any product containing such Compound, (B) the promotion, marketing, sale or distribution, labeling, testing, storage, handling or delivery of any such Compound or product by KBI-E or any of its Affiliates, distributors or licensees, (C) any implied or express claims of efficacy or safety of any such Compound or product by KBI-E or any of its Affiliates, distributors or licensees, (D) the failure to provide adequate disclosure of contraindications, warnings, precautions and adverse reactions in the packaging, labels or related physician circulars relating to such product by KBI-E or any of its Affiliates, distributors or licensees, (E) the training or improper training of physicians in the use of any such product, (F) the activities of KBI-E under this Agreement, including without limitation any product liability or similar claim by KBI-E or any of its Affiliates, distributors or licensees or
(G) any other liability arising out of the business of KBI-E; provided, however, that KBI-E shall not be obligated to indemnify and hold harmless the Partnership or any of its Affiliates or any officer, director, employee or agent of the Partnership or any of its Affiliates from any Losses in connection with any Claim based on or arising out of any event or circumstance with respect to which the Partnership or any of its Affiliates is obligated to indemnify and hold harmless KBI-E pursuant to Section O.1 or any other agreement.

         3. As promptly as practicable after any indemnitee referred to in Section O.1 or O.2 obtains knowledge of any action, suit, claim or demand as to which it will or may be entitled to indemnity under Section O.1 or O.2, such indemnitee shall give notice to the indemnifying party. If such matter involves an action, suit, claim or demand of a third party, the indemnifying party shall be entitled to assume control of the defense or settlement of such action, suit, claim or demand; provided, however, that (i) the indemnitee shall be entitled to participate in the defense of such matter and to employ counsel of its own choosing and at its own expense to assist in the handling of such matter, and
(ii) the indemnifying party shall obtain the prior written approval of the indemnitee, which approval shall not be unreasonably withheld or delayed, before entering into any settlement of such matter or ceasing to defend against such matter.

         4. THE PARTIES ACKNOWLEDGE THAT KBI-E MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, NOR SHALL KBI-E (OR ANY OF ITS AFFILIATES) HAVE ANY LIABILITY OF ANY NATURE, WITH REGARD TO THE VALUE, ADEQUACY, FREEDOM FROM FAULT OR INFRINGEMENT, QUALITY, EFFICIENCY, SUITABILITY, CHARACTERISTICS OR USEFULNESS OF (x) ANY MANUFACTURING PROCESSES, PRODUCTION METHODS, MANUFACTURING PATENTS, MANUFACTURING DATA, MANUFACTURING INFORMATION OR MANUFACTURING KNOW-HOW (INCLUDING, WITHOUT LIMITATION, ANY OF KB'S MANUFACTURING PROCESSES OR MANUFACTURING TECHNICAL INFORMATION) OR (y) ANY DISTRIBUTION COMPOUNDS OR ANY DISTRIBUTION PRODUCTS MANUFACTURED, USED OR SOLD PURSUANT TO THIS AGREEMENT OR THE KBI SUPPLY AGREEMENT OR (z) ANY LICENSED PATENTS, TECHNICAL INFORMATION OR OTHER INFORMATION, DATA OR KNOW-HOW RELATING IN ANY WAY TO ANY DISTRIBUTION COMPOUND, INCLUDING, WITHOUT LIMITATION: (i) ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (ii) ANY IMPLIED WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE IN THE TRADE; (iii) ANY WARRANTY OF DESCRIPTION OR OTHERWISE CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR SAMPLE OR MODEL; OR (iv) ANY CLAIMS BASED ON ALLEGATIONS OF INFRINGEMENT OR UNFAIR COMPETITION WITH RESPECT TO ANY PRODUCT OR ANY SUCH PROCESSES, PRODUCTION METHODS, PATENTS, DATA, INFORMATION OR KNOW-HOW; AND ALL SUCH REPRESENTATIONS, WARRANTIES AND LIABILITIES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARE HEREBY DISCLAIMED BY KBI AND BY IT ON BEHALF OF ITS AFFILIATES; PROVIDED, HOWEVER, THAT NOTHING CONTAINED IN THIS SECTION SHALL BE DEEMED A WAIVER OF, OR BE DEEMED TO LIMIT, THE OBLIGATIONS OF ANY PARTY HEREUNDER.

         5. THE PARTIES ACKNOWLEDGE THAT THE PARTNERSHIP MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE VALUE, ADEQUACY, FREEDOM FROM FAULT

OF, OR THE QUALITY, EFFICIENCY, SUITABILITY, CHARACTERISTICS OR USEFULNESS OF, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF, ANY LICENSED COMPOUND, OR OF ANY LICENSED PATENT, TECHNICAL INFORMATION OR OTHER INFORMATION, DATA OR KNOW-HOW RELATING IN ANY WAY TO ANY LICENSED COMPOUND AS TO WHICH THE PARTNERSHIP'S RIGHTS TERMINATE OR BECOME NON-EXCLUSIVE PURSUANT TO SECTION D.

         6. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE KBI-E ASSIGNMENT OR THE AMENDED AND RESTATED KBI LICENSE, OR THE PERFORMANCE OF, OR FAILURE TO PERFORM, ANY OBLIGATIONS HEREUNDER OR THEREUNDER, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY IN THE CASE OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE; PROVIDED, FURTHER, THAT THE PARTIES AGREE THAT CONSEQUENTIAL DAMAGES SHALL NOT INCLUDE ANY LOSS INCURRED BY KBI-E ARISING OUT OF THE AMENDED AND RESTATED KBI LICENSE AS A RESULT OF ANY BREACH OF THIS AGREEMENT BY THE PARTNERSHIP OR ANY LOSS INCURRED BY THE PARTNERSHIP IN THE EVENT (i) OF A BANKRUPTCY (AS DEFINED IN THE MASTER RESTRUCTURING AGREEMENT) OF KBI-E THAT IS CAUSED PRIMARILY BY THE BREACH BY KBI-E OR KBI OF THE COVENANTS SET FORTH IN SECTION 3.12 OF THE MASTER RESTRUCTURING AGREEMENT AND (ii) THE REJECTION OF THIS AGREEMENT BY THE TRUSTEE IN BANKRUPTCY OR DEBTOR-IN-POSSESSION.

         7. In no event shall the Partnership be liable to KBI-E for damages with respect to any Licensed Compound for breach of Section 4.1(b) of the Amended and Restated KBI License for any period after the Partnership has delivered a Discontinuation Notice pursuant to Section D.1 or the Partnership's rights in connection with such Licensed Compound and the Distribution Products containing such Licensed Compound have terminated and reverted to KBI-E pursuant to Section D.2.


P.       [OMITTED]


Q.       ARBITRATION

         Subject to Section 9.4 of the Master Restructuring Agreement, any dispute, controversy or claim between KBI-E and the Partnership arising out of or related to this Agreement, or the interpretation or breach hereof, shall be settled by binding arbitration pursuant to the principles and procedures set forth in Article 9 of the Master Restructuring Agreement.

R.       MISCELLANEOUS

         1. The Partnership acknowledges and agrees that the provisions of
Section 10.2 and Article XII of the Amended and Restated KBI License shall apply directly between KB and the Partnership as if the Partnership were the Licensee or a Party thereto.

         2. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. This Agreement may be assigned only (i) as permitted by Section K and (ii) as required pursuant to the KBI-E Asset Option.

         3. This Agreement shall be construed and governed in accordance with the laws of the State of New York without regard to any choice of law rules other than Section 5-1401 of the New York General Obligations Law.

         4. Any notice, request or other communication under or with respect to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telecopy transmission with confirmation of receipt, or sent by internationally recognized overnight courier service to either Party at its address or telecopier number set forth below:

            If to KBI-E, to:           Astra Merck Enterprises, Inc.
                                       c/o Merck & Co., Inc.
                                       One Merck Drive
                                       P.O. Box 100
                                       Whitehouse Station, New Jersey 08889-0100
                                       USA
                                       Attention:  Corporate Secretary
                                       Telecopier: 908-735-1246

            with a copy to:            Merck & Co., Inc.
                                       P.O. Box 100
                                       One Merck Drive
                                       Whitehouse Station, New Jersey 08889-0100
                                       USA
                                       Attention:  General Counsel
                                       Telecopier: 908-735-1244


            If to the Partnership, to: Astra Pharmaceuticals, L.P.
                                       725 Chesterbrook Boulevard
                                       Wayne, Pennsylvania  19087-5677
                                       Attention:  General Counsel
                                       Telecopier: 610-889-1280
            with copies to:            Astra AB
                                       S-151
                                       85 Sodertalje, Sweden
                                       Attention:  General Counsel
                                       Telecopier: 011-46-8-553-288-12

                                       Winthrop, Stimson, Putnam & Roberts
                                       One Battery Park Plaza
                                       New York, New York 10004
                                       Attention:  Frode Jensen
                                       Telecopier: 212-858-1500

; provided, however, that any Dispute Notice, Rejection Notice, Discontinuation Notice or Non-Compliance Notice shall be sent by internationally recognized overnight courier service. Either party by written notice to the other in accordance with the above may change the address or telecopier number to which such notices, requests or other communications to it shall be directed.

         5. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each party, and may be waived only by a written instrument duly executed by the party to be bound. Notwithstanding anything to the contrary contained herein or therein no party to this Agreement shall have the right to unilaterally terminate this Agreement because of any breach or breaches, material, fundamental or otherwise, of this Agreement by any other party hereto.

         6. No omission or delay on the part of either party in requiring the due and punctual fulfillment by the other party of any of its obligations hereunder shall constitute a waiver by the omitting or delaying party of any of its rights to require such due and punctual fulfillment of any obligation hereunder, whether similar or otherwise, or a waiver of any remedy it may have hereunder or otherwise.

         7. No party shall be responsible or liable to the other party, nor shall the Partnership's rights with respect to any Distribution Compound and any Distribution Product containing a Distribution Compound terminate and revert to KBI-E pursuant to Section D, for any failure or inability to perform any of such party's covenants or obligations under this Agreement, or, in the case of the Partnership, for neither conducting an Active Development Program for a Distribution Compound or a Competing Compound nor Actively Marketing any Distribution Product containing such Distribution Compound or any product containing a Competing Compound, if such failure or inability results from events or circumstances reasonably beyond the control of such party (collectively, "Events of Force Majeure"). Events of Force Majeure shall include, without limitation, any order, decree, law or regulation of any nature whatsoever of any court or governmental authority; war (whether or not declared); embargo; strike, lockout or other labor difficulty; riot; epidemic; disease; explosion; unavoidable accident; act of God; civil commotion; fire; earthquake; storm; flood; failure of public utilities or common carriers; unavailability of, or material reduction in the supply of, raw materials or intermediates, labor, fuel, electricity, water or transport; and any other circumstances whatsoever whether similar to the above causes or not; provided, however, that the foregoing shall not include any event or circumstance which prevents a party from obtaining the funds sufficient to make any payment required to be made by it pursuant to this Agreement, but shall include any such event or circumstance which prevents a party from transferring such funds to the other party to effect such payment. The party failing or unable to perform as a result of an Event of Force Majeure shall promptly notify the other party of such Event of Force Majeure and shall take all action as is reasonably possible to remove such Event of Force Majeure; provided, however, that nothing contained herein shall require the settlement of any strike, lockout or other labor difficulty, or of any investigation or proceeding by any governmental authority or of any litigation, by a party on terms unsatisfactory to it.

         8. Reasonable Efforts. Wherever it is provided in this Agreement that a party shall use reasonable efforts for any purpose, such party shall be required only to use such efforts, if any, as are commercially reasonable in the circumstances and as are consistent with the policies and practices utilized by it and their Affiliates in conducting their own businesses. Without limiting any other provisions hereof, each party will perform its respective obligations under this Agreement in a manner reasonably consistent with that employed by such party in connection with its other pharmaceutical products of comparable commercial potential. The parties acknowledge and agree that neither the definition of "reasonable efforts" contained in this Section R.8 nor the satisfaction of the standards set forth in this Section R.8 shall have any import or effect with respect to (i) the determination of whether the Partnership has used reasonable efforts with respect to the marketing, distribution and sale of Distribution Compounds as required by Section B.1(d) following a Trigger Event or (ii) the use of reasonable efforts for purposes of the definition of "Actively Marketing" or "Active Development Program."

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       ASTRA MERCK ENTERPRISES INC.



                                       By: /s/ Peter E. Nugent
                                           -------------------------------
                                           Name: Peter E. Nugent
                                           Title President




                                       ASTRA PHARMACEUTICALS, L.P.

                                       By: KB USA, L.P., General Partner

                                       By: ASTRA AB, General Partner
                                               (publ)



                                       By: /s/ Christian Onfelt
                                           -------------------------------
                                           Name:  Christian Onfelt
                                           Title: Authorized Signatory

                                                                       Exhibit B



                          Form of Trademark Assignment

                  This ASSIGNMENT is made on ___________, 19__, by ____________, a [corporation/limited partnership] organized and existing under the laws of [jurisdiction] ("Assignor"), whose address is ________________, to ______________, a [corporation/limited partnership] organized and existing under the laws of [jurisdiction] ("Assignee"), whose address is [U.S. address].

                  WHEREAS, Assignor has adopted, used and is using the following marks which are registered in the United States Patent and Trademark Office:

              Registration No.                   Date of Registration




(collectively, the "Assigned Marks"); and

                  WHEREAS, Assignee desires to acquire the Assigned Marks pursuant to [name of agreement];

                  NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Assignor does hereby assign unto Assignee all right, title, interest and goodwill in and to such Assigned Marks, together with the above-identified registrations of the Assigned Marks and applications to register the same, any renewals that may be granted thereon, and past common law causes of action.

                                             [Assignor]


                                             By:_____________________________
                                                Name:
                                                Title:

State of ____________      )
                           )  ss:
County of __________       )


         On this _____ day of __________, before me appeared ____________, the person who signed this instrument, who acknowledged that he/she signed it on behalf of Assignor with authority to do so.